Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E	For additional information: Terry D. Peterson Vice President, Controller & Chief Accounting Officer (651) 787-1068

October 12, 2006

DELUXE RAISES THIRD QUARTER AND FULL-YEAR

EARNINGS ESTIMATES

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported today that it now expects diluted earnings per share for the quarter ended September 30, 2006 to range from $0.59 to $0.61, up from the previous guidance of $0.41 to $0.45. The updated guidance reflects the impact of better than expected operating performance in each of the Company’s three business segments due primarily to lower manufacturing costs and selling, general and administrative expenses. In addition, a lower tax rate is expected to contribute $0.06 per share more in the quarter than previously anticipated due to one-time adjustments. The Company also reported that revenue for the third quarter will be approximately $398 million.

On a full year basis, the Company stated that it expects diluted earnings per share to be at least $1.60, which is higher than the previously announced expectation of $1.41 to $1.51.

The Company previously announced it will report its third quarter 2006 results on Thursday, October 26, 2006 prior to market open. On the same day, the Company will hold an open-access conference call at 11:00 a.m. EDT (10:00 a.m. CDT).

About Deluxe

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that our Financial Services segment will not be successful in simplifying its core business model and reducing its cost structure; risks that cost reductions in the Company’s shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2005, as updated in the Company’s Form 10-Q for the period ended June 30, 2006.

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